Exhibit 99.1

FOR IMMEDIATE RELEASE:

Nexia Signs Letter of Intent to Acquire AVEDA® Beauty Salon ‘Reflections’

Salt Lake City, Utah: June 20, 2007– Nexia Holdings, Inc. (OTCBB: NEXA), a diversified holdings company with interests in health and beauty, fashion retail and real estate, announced today that it has signed a Letter of Intent to acquire controlling interest of Newby Salons, L.L.C. (“Newby”). Newby operates a salon under the name Reflections Hair & Image Studio (“Reflections”) that uses AVEDA® products exclusively at 3379 South Orchard Drive in Bountiful, Utah. More information can be found online at www.ReflectionsHair.biz.

Richard Surber, President of Nexia, said, “One of today’s fastest-growing consumer purchasing trends is toward buying environmentally friendly, natural products. The Reflections salon exclusively uses and sells AVEDA® products, one of the world’s first cosmetic brands to offer plant-based alternatives to synthetic chemistry in their beauty products. Our proposed acquisition of Reflections will meet emerging demand for high-quality, day spa services that incorporate ‘green’ products, which consumers can feel good about.  We are looking at four additional salon operations as strong potential acquisitions over the next six months.”

Surber continued, “Mr. Newby will be retained on our management team to ensure a smooth transition under the Nexia portfolio. His in-depth knowledge of the AVEDA lifestyle philosophy complements our current salon operations, and provides us with additional in-the-field experience to help us expand our salon operations.  Upon close of the acquisition, we  expect to have an immediate opportunity for revenue growth.”

The proposal provides for Nexia to acquire 100% of Newby in exchange for the transfer of $300,000 of Series C Preferred Nexia Stock to the members of the limited liability company. Anthony Newby, the managing member of Newby and the executive director of Reflections, will be retained to help with the continued operation of the salon and provide assistance in the continuing expansion of the salon operations under Nexia’s control.  Reflections will be re- branded as a Landis Concept Salon that sells AVEDA products exclusively and follows the AVEDA 12 points of difference. Mr. Newby has extensive experience and a background in marketing and business development that will provide a strong addition to the salon operations of Nexia.

The Letter of Intent provides that the parties will enter into a definitive agreement and close on the acquisition by July 30, 2007.  This will include working toward completion of a financial review and the preparation of financial statements to meet Nexia’s reporting requirements when the acquisition closes.

About Nexia Holdings Inc.

Nexia Holdings Inc. (OTCBB: NEXA), headquartered in Salt Lake City, Utah, is a diversified holdings company with operations in real estate, health & beauty, and fashion retail. The Company has been acquiring undervalued properties in the Salt Lake City area since the early 1990s. Nexia owns a majority interest in Landis Lifestyle Salon, http://www.landissalon.com, a hair salon built around the world-class AVEDA(TM) product line. Through its Gold Fusion Laboratories subsidiary, Nexia owns the innovative retail and design firm Black Chandelier and its related brands. Black Chandelier is expanding nationwide, and currently operates four retail locations and online operations at www.blackchandelier.com. For more information, visit http://www.nexiaholdings.com.

Nexia strongly encourages the public to read the above information in conjunction with its Form 10-KSB for December 31, 2006 and for the subsequent quarter during 2007. Nexia’s disclosures can be viewed at www.nexiaholdings.com and www.sec.gov.

This press release contains forward-looking statements that are based on a number of assumptions, including the successful completion of the marketing plans and expansion of salon operations in a short period of time.  The above statements further assume that Nexia can obtain sufficient capital to execute expansion plans through outside investments.   Nexia’s assumptions are further contingent upon Nexia being able to properly staff its additional locations.  There are no assurances that such assumptions will prove correct.  These forward-looking statements involve a number of risks and uncertainties, including an expectation of substantial increase in sales.   The actual results that Nexia Holdings may achieve could differ materially from any forward-looking statements due to such risks and uncertainties.

CONTACT:

    Investor Relations:                                           At the Company:
    OTC Financial Network                                       Nexia Holdings, Inc.
    Rick McCaffrey, IR Specialist                              Richard Surber, CEO
    781-444-6100, x625                                              801-575-8073, x106
    rick@otcfn.com                                                   RichardSurber@nexiaholdings.com
    www.otcfn.com/nexa                                           www.nexiaholdings.com